Exhibit 10.12

Amended and Restated
Independence Contract Drilling, Inc.
2012 Omnibus Incentive Plan

Amendment No. 2

THIS AMENDMENT NO. 2 (this "Amendment") to the Amended and Restated Independence Contract Drilling, Inc. 2012 Omnibus Incentive Plan (the "Plan") is made by the Board of Directors (the "Board") of Independence Contract Drilling, Inc., a Delaware corporation (the "Company"), as follows:

WHEREAS, the Company maintains the Plan, effective August 13, 2014, for the benefit of eligible individuals;

WHEREAS, the Plan currently allows for net withholding (i.e., satisfaction of tax withholding obligations by having shares/units withheld upon exercise or vesting of an award) at the minimum statutory tax withholding rate;

WHEREAS, pursuant to Accounting Standards Update 2016-09 and Section 15.1 of the Plan, the Board desires to amend the terms of the Plan to allow for net withholding up to the maximum individual statutory tax rate; and

WHEREAS, pursuant to NYSE Frequently Asked Questions on Equity Compensation Plan Section C-1 and applicable tax laws, this Amendment is permitted without seeking approval of the Company's stockholders.

NOW, THEREFORE, pursuant to Section 15.1 of the Plan, the Plan is hereby amended in the following respects:

1.
New Defined Term. A new defined term Statutory Tax Withholding Obligation shall be added in proper alphabetical order to Article II of the Plan as immediately set forth below, and the subsequent definitions in Article II shall be renumbered accordingly:

"Statutory Tax Withholding Obligation" means, with respect to an Award, the amount the Company, an Affiliate or other subsidiary determines is appropriate in order to effectuate tax withholding for federal, state, local and foreign taxes, with such tax withholding obligation based upon a rate not to exceed the maximum statutory rate otherwise required for the individual by the relevant taxing authorities."

2.
Deletion of a Defined Term. The defined term "Minimum Statutory Tax Withholding Obligation" is hereby deleted from Article II of the Plan. The remaining definitions in Article II shall be renumbered accordingly.

3.	Shares that Count Against Limit. Section 4.2(a) of the Plan is hereby deleted in its entirety and replaced with the following:
(a)If shares of Stock are withheld from payment of an Award to satisfy tax obligations with respect to the Award, such shares of Stock will not count against the aggregate number of shares of Stock with respect to which Awards may be granted under the Plan; provided that any shares of Restricted Stock withheld to satisfy any tax withholding obligations in excess of the minimum statutory withholding rate shall no longer be available for issuance pursuant to future Awards under the Plan.

4.
Tax Withholding. Section 16.3 of the Plan is hereby amended by deleting all references to the term "Minimum Statutory Tax Withholding Obligation" and in each place replacing it with the term "Statutory Tax Withholding Obligation."

5.	Force and Effect. Except as set forth above, the remaining provisions of the Plan shall not be amended hereby and shall remain in full force and effect.

6.	Effective Date. This Amendment shall become effective on February 22, 2017.
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IN WITNESS WHEREOF, the Board, by its duly authorized officer, has executed this Amendment on this 22nd day of February, 2017.

INDEPENDENCE CONTRACT DRILLING, INC.
By:     /s/ Philip A. Choyce

Its:     EVP & CFO